U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): November 23, 2010

AVANI INTERNATIONAL GROUP INC.

(Name of Small Business Issuer in its charter)

Nevada                 000-23319                   88-0367866

(State of           Commission File No.               (I.R.S. Employer

Incorporation)                                      I.D. Number)

108-2419 Bellevue Ave. West Vancouver, B.C. V7V 4T4 Canada

(Address of principal executive offices)              (Zip Code)

Registrant's telephone number (604)-913 2386

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Officers and Directors and Appointment of New Officer and Director.

On November 23, 2010, Mr. Jeffrey Lightfoot resigned as the Company’s director. Immediately after such resignation, Mr. Michael Cartmel was appointed a director of the Company replacing Mr. Lightfoot.

Thereafter, Mr. Dennis Robinson resigned in all capacities with the Company, as the Company’s Chairman, President, Chief Executive Officer, Chief Financial Officer, and director. Immediately after the resignation of Mr. Robinson, Mr. Michael Cartmel was appointed the Company’s new Chairman, President, Chief Executive Officer, Chief Financial Officer.

Neither Mr. Lightfoot nor Mr. Robinson resigned in their respective director capacities as a result of any disagreements with the Company on any matter relating to its operations, policies or practices.

Mr. Cartmel (age 72) currently is President and CEO of Zevtec Canada Inc, a Vancouver, BC based consulting company, which provides various services to public and private companies in the United States and Canada, including raising venture capital, advising on corporate agenda, and providing investor relations. He had acted in such capacity since 1990.

There are no family relationships between Mr. Cartmel and any of our other executive officers or directors. There have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant, exceeding $120,000 and in which Mr. Cartmel had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which Mr. Cartmel is a party or in which he participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

Mr. Cartmel serves in such executive positions at the discretion of the Board. Other than as described herein, there is no arrangement or understanding between Mr. Cartmel and any other person pursuant to which Mr. Cartmel was elected as an officer. Presently, there is no compensation or other arrangement between the Company and Mr. Cartmel.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avani International Group, Inc.

November 30, 2010

/s/ Michael Cartmel

Michael Cartmel

Chairman

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